                                                                  EXHIBIT 10.34

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT

                                 BY AND BETWEEN

                              ELI LILLY AND COMPANY

                                       AND

                                  SEPRACOR INC.

                                Table of Contents


                                                                       Page

ARTICLE 1      DEFINITIONS...............................................5
      1.1      Affiliate.................................................5
      1.2      Basic Patent Rights.......................................6
      1.3      Business Day..............................................6
      1.4      Calendar Year.............................................6
      1.5      Change of Control.........................................6
      1.6      Combination Product.......................................6
      1.7      DDS Formulation...........................................6
      1.8      Dollars...................................................6
      1.9      Effective Date............................................7
      1.10     First Commercial Sale.....................................7
      1.11     HSR Act...................................................7
      1.12     Improvement...............................................7
      1.13     Improvement Patent Rights.................................7
      1.14     Licensed Technology.......................................7
      1.15     Native R-fluoxetine Product...............................7
      1.16     NDA.......................................................7
      1.17     Net Sales.................................................8
      1.18     Patent Rights.............................................9
      1.19     Payment Period............................................9
      1.20     Permitted Sublicensee.....................................9
      1.21     Phase I Clinical Study....................................9
      1.22     Phase III Clinical Study..................................9
      1.23     Product..................................................10
      1.24     Proprietary Information..................................10
      1.25     R-fluoxetine.............................................10
      1.26     Regulatory Application...................................10
      1.27     Sepracor Know-How........................................10
      1.28     United States............................................11
      1.29     Valid Claim..............................................11
ARTICLE 2      LICENSE; DISCLOSURE OF INFORMATION; DEVELOPMENT AND
               COMMERCIALIZATION........................................11
      2.1      Exclusive License Grant..................................11
      2.2      Sepracor Transfers and Disclosure of Information.........12
      2.3      HSR Filing and Approvals.................................13
      2.4      Lilly's Development Obligations..........................14
      2.5      Independent Discoveries by Lilly.........................18
      2.6      Other Studies............................................18
      2.7      Progress Reports to Sepracor.............................19
      2.8      Conversion of License....................................19


                                       i

ARTICLE 3      PAYMENTS; ROYALTIES AND REPORTS..........................19
      3.1      Consideration for License................................19
      3.2      Milestones for License...................................19
      3.3      Royalties, United States.................................20
      3.4      Royalties, Outside the United States.....................22
      3.5      Third Party Royalties....................................24
      3.6      Obligations and Licenses After Royalty Term Expiration...24
      3.7      Samples..................................................25
      3.8      One Royalty Payment......................................25
      3.9      Payment and Report Timing................................25
      3.10     Payments to Sepracor.....................................25
      3.11     Books and Records; Audits................................26
      3.12     No Reduction in Payments.................................27
ARTICLE 4      PATENTS & TRADEMARKS.....................................27
      4.1      Filing, Prosecution and Maintenance of Patent Rights.....27
      4.2      Lilly and Joint Inventions...............................27
      4.3      Enforcement of Patents...................................28
      4.4      Consent for Settlement...................................28
      4.5      Actions Against the Parties..............................29
      4.6      Trademarks...............................................29
      4.7      Studies and Information in Support of Patent Rights......29
ARTICLE 5      INFORMATION AND CONFIDENTIALITY..........................29
      5.1      Confidential Information and Nondisclosure...............29
      5.2      Public Announcements.....................................30
ARTICLE 6      NOTICES..................................................31
ARTICLE 7      TERM AND TERMINATION.....................................31
      7.1      Term.....................................................31
      7.2      Termination..............................................31
      7.3      Liquidation..............................................34
ARTICLE 8      FORCE MAJEURE............................................34
ARTICLE 9      REPRESENTATIONS & WARRANTIES, COVENANTS..................34
ARTICLE 10     INDEMNIFICATION..........................................36
      10.1     Lilly....................................................36
      10.2     Sepracor.................................................36
      10.3     Conditions of Indemnification............................36
ARTICLE 11     MISCELLANEOUS............................................37
      11.1     Modifications............................................37
      11.2     Assignments and Change of Control........................37
      11.3     Headings.................................................37
      11.4     Invalidity...............................................37
      11.5     Governing Law............................................37
      11.6     Waiver...................................................37
      11.7     No Other Relationship....................................38
      11.8     Entire Understanding.....................................38


                                       ii

      11.9     Responsibility for Taxes.................................38
      11.10    Compliance With Laws.....................................38
      11.11    Counterparts.............................................38
      11.12    Exhibits and Appendices..................................38

APPENDIX 1.2
APPENDIX 1.13
APPENDIX 2.4(A)
APPENDIX 3.3
APPENDIX 5.2
APPENDIX 9.2

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT

         THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is by and between Eli Lilly and Company, a corporation organized and existing under the laws of Indiana and having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (hereinafter referred to as "Lilly") and Sepracor Inc., a Delaware corporation having its principal place of business at 111 Locke Drive, Marlborough, Massachusetts 01752 (hereinafter referred to as "Sepracor"). Sepracor and Lilly are sometimes referred to herein individually as a party and collectively as the parties. References to "Lilly" and "Sepracor" shall include their respective Affiliates (which term is hereinafter defined).

         WHEREAS, Sepracor possesses certain intellectual property rights and regulatory filings relating to R-fluoxetine; and

         WHEREAS, Lilly possesses extensive capabilities in marketing, manufacturing, development and commercialization of pharmaceutical products, including fluoxetine, on a worldwide basis; and

         WHEREAS, Lilly desires to engage in research, development, marketing and sale of pharmaceutical products involving R-fluoxetine as an active ingredient; and

         WHEREAS, Lilly desires to acquire from Sepracor, and Sepracor is willing to grant to Lilly, an exclusive license under Sepracor's intellectual property rights relating to R-fluoxetine, including patents and know-how, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms and conditions hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lilly and Sepracor hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

         1.1 AFFILIATE. "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

         For purposes of this Agreement, the direct or indirect ownership of greater than [**] of the outstanding voting securities of an entity shall be deemed to constitute control. An individual or entity shall be considered an "Affiliate" only for so long as such control exists.

         1.2 BASIC PATENT RIGHTS. "Basic Patent Rights" shall mean rights under any patents listed in Appendix 1.2 hereto, any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, and provisional applications of any such patents and patent applications, and any international equivalent of any of the foregoing.

         1.3 BUSINESS DAY. "Business Day" shall mean a day on which banks are open for business in both Marlborough, Massachusetts and Indianapolis, Indiana.


         1.4 CALENDAR YEAR. "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

         1.5 CHANGE OF CONTROL. "Change of Control" shall mean acquisition by a third party of [**] or more of the stock of a party to this Agreement, or transfer to a third party of Effective Control of a party to this Agreement as a result of any other transaction. "Effective Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the applicability of the foregoing, an entity which shall be consolidated pursuant to United States Generally Accepted Accounting Principles ("GAAP") with either Lilly or Sepracor shall be deemed under Effective Control for purposes of this Agreement.

         1.6 COMBINATION PRODUCT. "Combination Product" shall mean Product which comprises two (2) or more active ingredients at least one (1) of which is R-fluoxetine.

         1.7 DDS FORMULATION. "DDS Formulation" shall mean Product based on a drug delivery system that enables administration by a route other than oral delivery, or which significantly alters release characteristics as compared to conventional, non-controlled release oral formulations.

         1.8 DOLLARS. "Dollar" shall mean lawful money of the United States of America.

         1.9 EFFECTIVE DATE. "Effective Date" shall mean the latest of (a) the date on which Sepracor executes this Agreement; (b) the date on which Lilly executes this Agreement; and (c) if applicable, the next Business Day following the expiration or earlier termination of any notice and waiting period wider the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.10 FIRST COMMERCIAL SALE. "First Commercial Sale" shall mean, with respect to any Product, the first sale of Product by Lilly or Permitted Sublicensee to an independent third party.

         1.11 HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.12 IMPROVEMENT. "Improvement" shall mean any enhancement in the formulation, ingredients, preparation, presentation, means of delivery, dosage, package of, manufacture, or any new or expanded therapeutic indications(s) for or uses of, Product or R-fluoxetine, in each case which is developed prior to or during the term of this Agreement by or on behalf of Sepracor, or conceived jointly by employees or agents of Sepracor and Lilly.

         1.13 IMPROVEMENT PATENT RIGHTS. "Improvement Patent Rights" shall mean rights under any patent or patent application listed in Appendix 1.13 hereto, and any and all substitutions, continuations, divisions, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions including supplementary protection certificates, foreign equivalents or counterparts, and other filings thereof, and any patent or patent application, and any and all substitutions, continuations, divisions, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions including supplementary protection certificates, foreign equivalents or counterparts, and other filings thereof, containing claims that cover an Improvement.

         1.14 LICENSED TECHNOLOGY. "Licensed Technology" shall mean Patent Rights, Sepracor Know-How, and Improvements.

         1.15 NATIVE R-FLUOXETINE PRODUCT. "Native R-fluoxetine Product" shall mean Product that is neither Combination Product nor DDS Formulation.

         1.16 NDA. "NDA" shall mean, with respect to the United States, a New Drug Application filed with the United States Food and Drug Administration seeking authorization to market Product in the United States, and with respect to any country outside the United States, an application submitted to the relevant drug regulatory authorities seeking authorization to market Product in such country.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

         1.17 NET SALES. "Net Sales" shall mean, on a country by country basis, with respect to a Product, the gross amount invoiced by Lilly or Permitted Sublicensees to unrelated third parties, for the Product in the country, less:

                  (a)   any normal and customary [**] and [**];

                  (b)   any [**], and [**] adjustments;

                  (c)   any actual [**] and [**];

                  (d)   any [**] of Product including, without limitation, [**];

                  (e) any [**] separately itemized and shown in the invoice for Product; and

                  (f) any other similar and customary deductions which are consistent with United States GAAP, or in the case of non-United States Affiliates an Permitted Sublicensees, other applicable accounting standards, regarding Net Sales.

         Such amounts shall be determined from the books and records of Lilly or any United States Permitted Sublicensee maintained in accordance with United States GAAP, or in the case of non- United States Permitted Sublicensees such other similar applicable accounting standards, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly's then-current standard procedures and methodology, including Lilly's then-current standard exchange rate methodology for the translation of foreign currency sales into Dollars or in the case of Permitted Sublicensees, similar methodology, consistently applied. Lilly's standard exchange rate methodology will be consistent with that used in Lilly's external financial reporting which shall be GAAP compliant or, in the case of non-United States Affiliates and Permitted Sublicensees, compliant with other similar applicable accounting standards.

                  (1) In the event that Product is sold as a Combination product which is labeled for [**] and [**] substantially [**] the [**] of Native R-fluoxetine Product, Net Sales of that combination product for the purposes of determining royalty payments, shall be determined by multiplying the [**] Net Sales price per [**] by the number of [**] in a Payment Period. [**] price [**] of Native R-fluoxetine Product shall be calculated [**] to the [**] period. It shall be calculated by dividing the [**] for all Native R-fluoxetine Products sold in the applicable [**] by the [**] of all Native R-fluoxetine Products for that [**]. This calculation shall be performed on a country-by-country basis for each country where Combination Product is sold.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                  (2) In the event that Product is sold as a Combination Product which is labeled for [**] substantially [**] the [**] of Native R-fluoxetine Product, Net Sales of that Combination Product, for the purposes of determining royalty payments shall be determined by first multiplying the [**] Net Sales price per [**] by the number of [**] of the Combination Product and then multiplying the product by the total [**] of the Combination Product sold in a [**]. Weighted Average Net Sales price per [**] of Native R-fluoxetine Product shall be calculated [**] and applied to the [**] period. It shall be calculated by dividing the [**] for all Native R-fluoxetine in all Native R-fluoxetine Products sold in that [**]. This calculation shall be performed on a country-by-country basis for each country where Combination Product is sold.

                  (3) In the event that Native R-fluoxetine Product is not sold at all in a country, [**] of actual Net Sales of Combination Product in that country shall be used for the purpose of determining royalty payments.

                  (4) Actual Net Sales of DDS Formulations shall be used for the purpose of determining royalty payments.

         For the purposes of this Section 1.17, the term "unit" shall mean a discrete manufactured unit, such as a tablet, capsule, caplet, soft elastic gelatin capsule, and the like.

         1.18 PATENT RIGHTS. "Patent Rights" shall mean Basic Patent Rights and Improvement Patent Rights.

         1.19 PAYMENT PERIOD. "Payment Period" shall mean a calendar quarter ending on March 31st, June 30th, September 30th, or December 31st.

         1.20 PERMITTED SUBLICENSEE. "Permitted Sublicensee" shall mean the holder of any sublicense granted in writing pursuant to Section 2.1(b) of this Agreement.

         1.21 PHASE I CLINICAL STUDY. "Phase I Clinical Study" shall mean a clinical study conducted in accordance with good clinical practice ("GCP") in a small number of healthy volunteers or patients designed or intended to establish an initial safety profile, pharmacodynamics or pharmacokinetics of Product.

         1.22 PHASE III CLINICAL STUDY. "Phase III Clinical Study" shall mean a human clinical trial involving Product conducted in accordance with 21 C.F.R. ss. 312.21(c), or any successor thereto.

         1.23 PRODUCT. "Product" shall mean any form or dosage of pharmaceutical composition or preparation in final form (including Combination Product and DDS Formulation) labeled and packaged for sale by prescription, over-the-counter or any other method, which contains R-fluoxetine as an active ingredient.

         1.24 PROPRIETARY INFORMATION. "Proprietary Information" shall mean all technical and scientific know-how and information, pre-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral representations of data, specifications, assembly procedures, schematics and other valuable information of whatever nature, whether confidential or not, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement. When Proprietary Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to the receiving party within thirty (30) Business Days of disclosure to the receiving party.

         1.25 R-FLUOXETINE. "R-fluoxetine" shall mean any form (including, without limitation, any salt, hydrate, crystalline structure or the like) of the chemical compound known as the R(-) isomer of fluoxetine, also identified by the chemical name (-)N-methyl-3-phenyl-3-[(oc,oc,oc-trifluoro-p-tolyl)-oxy]
-propylamine, or any metabolite thereof.

         1.26 REGULATORY APPLICATION. "Regulatory Application" shall mean any application or request necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Product, including but not limited to, any applications or requests for: (i) approval of Product, including any NDAs, and supplements and amendments thereto;
(ii) pre- and post-approval marketing authorizations (including any applications for prerequisite manufacturing approval or authorization related thereto); (iii) labeling approval; (iv) technical, medical and scientific licenses; and (v) registrations or authorizations from any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Product.

SEPRACOR KNOW-HOW. "Sepracor Know-How" shall mean any of Sepracor's information and materials, relating to the research, development, registration, manufacture, marketing, use or sale of R-fluoxetine or Product which prior to or during the term of this Agreement are developed by or at the request of Sepracor or in Sepracor's possession or control through license or otherwise (provided that Sepracor is permitted to make disclosure thereof to Lilly without violating the terms of any third party agreement), and which are not generally known. Sepracor Know-How shall include, without limitation, discoveries, practices, methods, knowledge, processes, formulas, data, ideas, skill, experience, inventions, technology, trade secrets,

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

manufacturing procedures, test procedures, purification and isolation techniques, instructions, test data and other intellectual property (patentable or otherwise) relating to R-fluoxetine or Product. Sepracor Know-How shall also include, without limitation: (i) all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related to R-fluoxetine;
(ii) assays and biological methodology necessary or useful for development, manufacture, use or sale of R-fluoxetine or Product; and (iii) all applications, registrations, licenses, authorizations, approvals and correspondences submitted to or received from any regulatory authorities with jurisdiction over an investigational drug containing R-fluoxetine created by or for Sepracor (including, without limitation, minutes and official contact reports relating to any communications with any regulatory authority with jurisdiction over an investigational drug containing R-fluoxetine).

         1.27 UNITED STATES. "United States" shall mean the United States of America and its territories and possessions.

         1.28 VALID CLAIM. "Valid Claim" shall mean, with respect to a country, a claim of any unexpired patent, included within Patent Rights, in such country which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue.

                                   ARTICLE 2
      LICENSE; DISCLOSURE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

         2.1      EXCLUSIVE LICENSE GRANT.

                  (a) LICENSE. Sepracor hereby grants to Lilly, as of the Effective Date, an exclusive, worldwide license (exclusive even as to Sepracor except as may be required by Sepracor in order to comply with its obligations under this Agreement) to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell R-fluoxetine and Product under Licensed Technology. In addition, Sepracor hereby grants to Lilly a right of reference to Sepracor IND [**] as of the date this Agreement was fully executed by the parties; provided, however, that such right of reference shall be revoked in the event that this Agreement is not approved pursuant to the HSR Act.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                  (b) RIGHT TO SUBLICENSE. Lilly shall have the right to sublicense any of the licenses granted under Section 2.1(a) through written sublicense agreements only provided that Lilly remains responsible to Sepracor under this Agreement, and each party granted a sublicense hereunder confirms in writing to Lilly that it agrees to be bound by all of the terms and conditions contained in the Agreement; provided further that any sublicense in the United States shall require Sepracor's prior written consent, which shall not be unreasonably withheld. Lilly shall have no other right to sublicense.

         2.2      SEPRACOR TRANSFERS AND DISCLOSURE OF INFORMATION.

                  (a) TRANSFER OF IND/ON-GOING STUDIES. Promptly after completion of any on-going Phase I studies, Sepracor shall use reasonable efforts to transfer Sepracor's IND [**] to Lilly. In addition, Sepracor shall proceed with the orderly completion of any other on-going studies, including toxicology studies, and transfer of any data or information arising therefrom, necessary to timely and efficiently commence or complete any clinical studies. This obligation shall also apply to any other Regulatory Application, data, or information in Sepracor's possession or control for Product in any other country.

                           (i)   With regard to Sepracor's on-going Phase I
study identified by Protocol [**], Lilly shall reimburse Sepracor for costs and expenses incurred by Sepracor in connection with this study the amount of [**] payable within [**] of the Effective Date. Prior to payment by Lilly, Sepracor shall provide to Lilly the amount of and supporting documentation for any costs and expenses incurred by Sepracor before the signing date of this Agreement, and estimates of costs and expenses to be incurred after the signing date of this Agreement.

                           (ii)  With regard to Sepracor's Phase I study
identified by Protocol [**], Lilly shall promptly reimburse Sepracor for reasonable direct costs and expenses, including direct costs of time spent by Sepracor employees, incurred by Sepracor in connection with this study. Sepracor shall provide Lilly with an estimate of such costs and expenses. Sepracor shall invoice Lilly for such costs and expenses, and shall provide documentation for the invoice. The invoice shall be payable to Sepracor or its designee(s) [**] after receipt by Lilly of the invoice and supporting documentation.

                  (b)   DISCLOSURE OF SEPRACOR KNOW-HOW.

                           (i)   Except as provided in Section 2.2(a) above,
promptly after the Effective Date, Sepracor shall, at its own cost, use good faith reasonable efforts to disclose to Lilly in writing, or via mutually acceptable electronic media, copies or reproductions of all written Sepracor Know-How reasonably available to Sepracor not previously disclosed to Lilly in order to enable Lilly to exploit the rights granted under Section 2.1 of this Agreement.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                           (ii)  In addition, during the term of this
Agreement, Sepracor shall promptly disclose to Lilly in writing, or via mutually acceptable electronic media, on an ongoing basis copies or reproductions of all new written Sepracor Know-How that is reasonably necessary to research, develop, register, manufacture, market, use or sell R-fluoxetine or Product. Such new Sepracor Know-How and other useful information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

                           (iii) Upon Lilly's request, Sepracor shall provide
reasonable technical assistance and materials available to Sepracor to enable Lilly to utilize Sepracor Know-How, provided that Lilly shall promptly reimburse Sepracor for reasonable direct costs and expenses, including direct costs of time spent by Sepracor employees, incurred by Sepracor in providing such technical assistance and materials. Sepracor shall invoice Lilly for such costs and expenses, and shall provide documentation for the invoice. The invoice shall be payable to Sepracor or its designee(s) [**] after receipt by Lilly of the invoice and supporting documentation provided, however, that such costs and expenses must be identified prior to being committed to by Sepracor and provided to Lilly to determine whether Lilly agrees to have the technical assistance provided at such cost and the final amount sought to be reimbursed shall not exceed by [**] the estimated cost without Lilly's prior written consent. Lilly shall be under no obligation to reimburse Sepracor for costs and expenses incurred by Sepracor without Lilly's agreement. Lilly shall have the right to use for all purposes in connection with any Regulatory Application for Product all Sepracor Know-How and other information disclosed pursuant to this Section and under this Agreement.

         2.3      HSR Filing and Approvals.

                  (a) HSR FILING. To the extent necessary, each of Sepracor and Lilly shall file, within [**] after the date of this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice any notification and report form (the "Report") required of it in the reasonable opinion of either or both parties under the HSR Act with respect to the transactions as contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act.

                  (b) SEPRACOR'S OBLIGATIONS. Sepracor shall use good faith reasonable efforts to assist Lilly in eliminating any concern on the part of any court or government authority regarding the legality of the transaction proposed herein, including, if required by federal or state antitrust authorities, Lilly's promptly taking all reasonable

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

steps to secure government antitrust clearance. Sepracor shall cooperate in good faith at its own cost with any government investigation regarding the legality of the transaction proposed herein and promptly produce documents, witnesses, and information demanded by a request for documents and witnesses if requested.

                  (c) ADDITIONAL APPROVALS. Sepracor and Lilly will each cooperate and use all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things reasonably necessary or desirable in Lilly's opinion for the consummation of this Agreement as contemplated hereby including, without limitation, those acts required to obtain necessary approvals under any foreign equivalent antitrust statute to the HSR Act or regulation from any government or regulatory authority having the requisite jurisdiction; provided, however, that Lilly shall promptly reimburse Sepracor for reasonable direct costs and expenses, including direct costs of time spent by Sepracor employees, incurred by Sepracor in providing such cooperation. Sepracor shall invoice Lilly for such costs and expenses, and shall provide documentation for the invoice. The invoice shall be payable to Sepracor or its designee(s) [**] after receipt by Lilly of the invoice and supporting documentation provided, however, that such cost and expenses must be identified prior to being committed to by Sepracor and provided to Lilly to determine whether Lilly agrees to have the assistance provided at such cost and the final amount sought to be reimbursed shall not exceed by [**] the estimated cost without Lilly's prior written consent. Lilly shall be under no obligation to reimburse Sepracor for costs and expenses incurred by Sepracor without Lilly's agreement.

                  (d)   COSTS OF FILINGS. Except as specifically provided in
Section 2.3(c), each party shall be responsible for its own costs, expenses, and filing fees associated with any of its filings under the HSR Act and any foreign equivalent thereof.

         2.4      LILLY'S DEVELOPMENT OBLIGATIONS.

                  (a)   LILLY DILIGENCE.

                           (i)   At its own cost and expense, and subject to
Sepracor's compliance with its obligations under Sections 2.2(a), 2.2(b)(i), and 2.3(a), Lilly shall conduct preclinical and clinical trials and apply for all governmental approvals necessary to manufacture, sell, market, and distribute Product, and to develop, submit Regulatory Applications for, manufacture and commercialize Product (such activities cumulatively referred to as "Development"), in accordance with the Development Plan appended hereto as Appendix 2.4(a) and incorporated herein by reference. The parties acknowledge that lack of diligence in Development of Product will diminish the value

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

of this Agreement to Sepracor; accordingly, Lilly shall at all times put forth good faith commercially reasonable efforts in connection with Development of Product. Adherence to the timeline set forth in the Development Plan is agreed by the parties to represent good faith commercially reasonable efforts and sound scientific judgment in Development of Product; provided, however, that the parties understand and agree that the timeline may from time to time be subject to reasonable adjustment by Lilly in response to extenuating circumstances not in the complete control of Lilly including, but not limited to, force majeure, documented changes in the requirements of regulatory agencies, failed or inconclusive clinical studies, discovery of unanticipated toxicity or adverse events of Product, or a need for additional clinical studies to achieve appropriate labeling of Product. Lilly shall use good faith commercially reasonable efforts and sound scientific judgment to fully exploit Product to the extent of its commercial potential.

                           (ii)  Subject to Section 2.4(a)(i) above, the
parties acknowledge and agree that all decisions including, without limitation, decisions relating to Lilly's research, development, registration, manufacture, sale, commercialization, design, price, distribution, marketing and promotion of Product covered under this Agreement, shall be within the sole discretion of Lilly. Sepracor acknowledges that Lilly is in the business of developing, manufacturing and selling pharmaceutical products and, subject to the provisions of Section 2.4(a)(i), nothing in this Agreement shall be construed as restricting such business or imposing on Lilly the duty to market and/or sell and exploit R-fluoxetine or Product for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices.

                  (b) OPPORTUNITY TO CO-PROMOTE IN THE UNITED STATES. If there is no generic Product on the market in the United States, or if the only generic Products on the market in the United States are authorized by or on behalf of Lilly, then Sepracor shall have an opportunity to co-promote Product in the United States subject to the following paragraphs (i) and (ii).

                           (i)   In the event that (A) Product is launched in
the United States and (B) Net Sales of Product worldwide is below [**] in any year-long period commencing after the [**] of First Commercial Sale in the United States, as calculated at the end of each Payment Period, before the [**] of First Commercial Sale in the United States (the "Trigger Period"), then Sepracor shall have the right (but not the obligation) to co-promote all forms of Product that have been commercialized during each of the preceding [**] as of the date Sepracor exercises its option to copromote during the Trigger Period (hereinafter "Co-Promotion Product"). Such co-promote rights shall extend only to the United States, and Sepracor shall use its own sales force. The co-promotion rights, which may be exercised only once, shall commence immediately

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

upon the close of the Trigger Period and shall terminate upon the earlier of:
(1) the [**] of First Commercial Sale in the United States; and (2) the launch of third-party generic Product in the United States without authorization from Lilly. Sepracor shall notify Lilly of its intent to exercise this right within [**] after receiving Lilly's relevant reports for the fourth quarter of the Trigger Period; if within this [**] period Sepracor does not provide Lilly with notice of its intent to exercise its co-promotion right, the right to co-promote shall terminate.

                           (ii)  All months or years referred to in this
subsection are months or years after First Commercial Sale in the United States. For the purposes of determining Net Sales of Product worldwide during the [**], the parties shall (1) meet promptly during the [**] to discuss sales levels of Product during the [**], and (2) immediately upon the conclusion of the [**], Lilly shall prepare a projection of Net Sales for the [**]. Such projection shall comprise the actual Net Sales worldwide for [**], and a projection of Net Sales worldwide for [**] based upon actual Net Sales worldwide for [**] and taking into consideration trend tines, including historical demand and shipment trends, normal and customary buying patterns, and Lilly's normal inventory loading patterns, for Product.

                           (iii) If Sepracor exercises its right to
co-promote Co-Promotion Product in the United States, the parties shall negotiate in good faith a co-promotion agreement, the terms of which shall include the following:

                                    (A)   The amount of Net Sales of
Co-Promotion Product during the [**] Trigger Period shall be referred to hereinafter as the "Sales Base". During the term of the co-promotion Sepracor shall receive a royalty as per Section 3.3 on the Net Sales of Co-Promotion Product up to the Sales Base. With regard to Product other than Co-Promotion Product, Sepracor shall continue to receive royalties in accordance with Article 3.

                                    (B)   Sales shall be booked by Lilly and
Lilly shall continue to control Product pricing decisions.

                                    (C)   Lilly shall continue to promote
Product and both parties shall use commercially reasonable efforts, to be defined in the co-promotion agreement, to promote Co-Promotion Product through in-person presentations to physicians. Sepracor shall receive a co-promotion fee equal to [**]; provided, however, that the parties shall agree to equitably share the aggregate sales force and non-sales force promotional expenses targeted to incremental sales of Co-Promotion Product in excess of the Sales Base.

                                    (D)   Sales aids and any other materials
made available to Lilly's sales force for use in promoting Co-Promotion Product or training of Lilly's sales force shall be made available to Sepracor. If any such materials are created by Sepracor they shall be subject to Lilly's prior written approval before use, which approval shall not unreasonably be withheld. Sepracor shall use Lilly trademarks in accordance with standards to be provided by Lilly.

                  (c) RESEARCH AND DEVELOPMENT ACTIVITIES. Subject to and in accordance with its diligence obligations set forth in Section 2.4(a), following the Effective Date, Lilly shall be responsible, at its cost and expense, and in its sole judgment, for all research and development activities which are necessary to submit Regulatory Applications for and obtain marketing authorization for, Product, and any post-approval studies required as a condition of obtaining any marketing authorization for Product. In addition, Lilly shall be responsible for any other studies (or portions of studies) necessary or desirable, in its sole judgment, for maintaining any NDA, as well as any pre-marketing studies prior to marketing authorization, and post-marketing studies conducted following marketing authorization.

                  (d)   PRODUCT REGISTRATIONS: PRICING REIMBURSEMENT
APPROVALS. Subject to and in accordance with its diligence obligations set forth in Section 2A(a), Lilly shall be responsible, at its cost and expense, and in its sole judgment, for determining the appropriate regulatory strategy, for submitting Regulatory Applications, obtaining and maintaining marketing authorizations, and for obtaining and maintaining any pricing and reimbursement approvals required for the sale of Product. Each Regulatory Application and each pricing and reimbursement approval shall be placed in Lilly's name unless applicable law requires, or Sepracor and Lilly otherwise agree, that an approval be solely or jointly in the name of Sepracor. Sepracor agrees that notwithstanding such Regulatory Application or pricing and reimbursement approval in its name, Lilly retains the exclusive rights granted to Lilly in
Section 2.1.

                  (e) DATA. Lilly shall own all data arising out of studies performed by or on behalf of Lilly under this Article 2.

                  (f) ASSISTANCE BY SEPRACOR. In connection with any NDA, or other Regulatory Application relating to Product, Sepracor shall, at Lilly's request but reasonably subject to Sepracor's other business requirements, provide to Lilly in a prompt manner responses to questions which have been raised by any regulatory authority in connection with such Regulatory Application and further provide to Lilly estimates of Sepracor's costs for rendering such assistance. Sepracor shall assist Lilly from time to time, at Lilly's request but reasonably subject to Sepracor's other business requirements, in the design and implementation of clinical studies. Lilly shall reimburse Sepracor for its reasonable direct costs and expenses, including direct costs of time spent by Sepracor employees, incurred in rendering assistance under this Section 2.4(f). Sepracor shall invoice Lilly for such costs and expenses, and shall provide documentation for the invoice. The invoice shall be payable to Sepracor or its

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

designee(s) [**] after receipt by Lilly of the invoice and supporting documentation, provided, however, that such costs and expenses must be identified prior to being committed to by Sepracor and provided to Lilly to determine whether Lilly agrees to have the assistance provided at such cost and the final amount sought to be reimbursed shall not exceed by [**] the estimated cost without Lilly's prior written consent. Lilly shall be under no obligation to reimburse Sepracor for costs and expenses incurred by Sepracor without Lilly's agreement.

         2.5 INDEPENDENT DISCOVERIES BY LILLY. Sepracor acknowledges that Lilly has had long ongoing research programs which may now or in the future independently discover or develop technologies or products relating to treatment and prevention of any disease, disorder or condition in humans or animals including those related to R-fluoxetine and its manufacture. Sepracor agrees that such technologies and products, to the extent discovered by Lilly without use of Sepracor Know-How or Improvements, will not be deemed to be Sepracor Know-How or Improvements.

         2.6      Other Studies.

                  (a) After the Effective Date and during the term of this Agreement, Sepracor shall have the right to conduct process research, formulation research, and preclinical studies involving R-fluoxetine in support of Patent Rights, and to disclose the results of such studies pursuant to Sections 5.1(a)(iv) or (v) and in furtherance of this Agreement, unless Lilly shall establish to Sepracor's reasonable satisfaction that such disclosure would materially adversely affect Lilly's interest in Product; provided that prior to First Commercial Sale, disclosure of the results of any such studies are first notified to Lilly; and provided, further that prior to initiating any preclinical studies (whether conducted prior to or after First Commercial Sale), Sepracor shall obtain Lilly's prior written approval, which will not be unreasonably withheld.

                  (b) Except as provided in Section 2.6(a), prior to First Commercial Sale, Sepracor shall not initiate further studies, process research, formulation research or preclinical or clinical trials with R-fluoxetine without the express written consent of Lilly, including the prior written approval of any protocols to be used and any amendments thereto. Sepracor shall request Lilly's written consent by complying with the notice provisions of Article 6, and Lilly may grant or withhold such consent in its sole discretion.

                  (c) Sepracor and Lilly acknowledge that all Sepracor research results under Sections 2.6(a) and (b) shall constitute Sepracor Know-How; accordingly, Sepracor shall provide to Lilly the results from such research and any background information requested, at no additional cost or royalty. Sepracor shall be permitted to disclose such results to third parties only as provided under Section 5.1 below. At the

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

option of Lilly, Lilly may have its representative(s) monitor or assist with any preclinical, clinical or other studies approved by Lilly as provided in Section 2.6(b) and conducted by Sepracor.

                  (d) Sections 2.6(a) and (b) notwithstanding, nothing in this Agreement shall be construed to restrict or limit Sepracor's right to use Product obtained from commercial sources in clinical trials following First Commercial Sale provided that no Proprietary Information is utilized by Sepracor in violation of this Agreement.

         2.7 PROGRESS REPORTS TO SEPRACOR. During the term of this Agreement, Lilly shall provide Sepracor with quarterly written reports, including a meaningful summary of Development (including summary results from preclinical and clinical trials conducted on Product) and registration progress under this Agreement. Such reports shall also detail progress of Development against the timeline of the Development Plan, any adjustments to the timeline, and the reasons for such adjustments.

         2.8 CONVERSION OF LICENSE. Any other provision in this Agreement notwithstanding, upon the conversion of any of the licenses granted herein to fully paid up non-exclusive licenses pursuant to Section 3.6 or Section 7.1, as appropriate, Sepracor shall not engage in sale of Product for [**] from the date of conversion of the license. In addition, Sepracor shall not use Lilly Confidential Information in violation of this Agreement.

                                   ARTICLE 3
                         PAYMENTS; ROYALTIES AND REPORTS

         3.1 CONSIDERATION FOR LICENSE. In partial consideration for the licenses and rights granted to Lilly hereunder, Lilly shall pay to Sepracor a non-refundable, non-creditable license fee ("License Fee") of [**], which payment shall be due within [**] following the Effective Date.

         3.2 MILESTONES FOR LICENSE. In partial consideration for the licenses granted to Lilly hereunder, Lilly shall pay to Sepracor milestone payments up to a total amount of [**] as set forth below:

                  (a) [**] for initiation of the first Phase I Clinical Study for Product payable within [**] following the Effective Date;

                  (b)   [**] within [**] following initiation of the first
Phase III Clinical Study for a Product; and (c) [**] within [**] following First Commercial Sale in the United States.

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

         All milestones shall be payable only once irrespective of the number of Products that have achieved the milestone events set forth in (a), (b) and (c) above, and once a milestone payment is due or paid it shall be non-refundable and shall not be creditable against any payments that may become payable by Sepracor to Lilly, subject to Section 3.13.

         3.3      ROYALTIES, UNITED STATES.

                  (a) ROYALTY RATES. Lilly agrees to pay Sepracor, for the rights granted to Lilly with respect to Product pursuant to Section 2.1 above, a royalty for Product sold in the United States by or on behalf of Lilly, Permitted Sublicensees or assigns. Such royalty shall be payable commencing upon First Commercial Sale in the United States by or on behalf of Lilly, Permitted Sublicensees or assigns. Such royalty for United States sales shall be:

                           (i)   [**] on that fraction of Net Sales of
Product in the United States in the relevant Calendar Year equal to the fraction of worldwide Net Sales of product under [**] in that Calendar Year; and

                           (ii)  [**] on that fraction of Net Sales of
product in the United States in the relevant Calendar Year equal to the fraction of worldwide Net Sales of Product in that Calendar Year between [**]; and

                           (iii) [**] on that fraction of Net Sales of
product in the United States in the relevant Calendar year equal to the fraction of worldwide Net Sales of Product in that Calendar Year in excess of [**]. An example royalty calculation is set forth in Appendix 3.3.

                  (b)   TERM OF ROYALTY OBLIGATIONS. Subject to Sections
3.3(c) and 3.3(d) below, the royalty described in Section 3.3(a) shall be payable on Net Sales of a Product until the date upon which a generic equivalent of such Product, approved without authorization of Lilly, is launched in the United States; provided, however, that in the event that royalties are reduced pursuant to Section 3.3(d) in respect of a Product, royalties on such Product shall be payable until the date which is the earlier of(i) ten (10) years after the First Commercial Sale of the first Product and (ii) the date upon which a generic equivalent of such Product, approved without authorization of Lilly, is launched in the United States.

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.
                  (c)   ROYALTY INCREASE DATE. The royalty described I
Section 3.3(a) shall be [**] until the Royalty Increase Date, which shall be the earlier of (i) the date upon which a [**] product is [**] or (ii) [**]; provided however if approval or launch of generic racemic fluoxetine is delayed or does not occur due to actions by Lilly or an agreement involving Lily (except for Lilly's defense of its own patents), then the Royalty Increase Date shall be the later of (i) the date of either [**] and (ii) the date of either [**] as such dates may be extended for the purposes of ANDA exclusivity pursuant to the food and Drug Administration Modernization Act of 1997 but no later than [**]. Until the Royalty Increase Date all royalties on Net Sales of Product in the United States shall e calculated on the basis of the royalty rate of Section 3.3(a)(i), irrespective of the amount of worldwide Net Sales of Product.

                  (d) ROYALTY REDUCTIONS. In respect of those Products for which no Valid Claim of Improvement Patent Rights covers such Product, the royalty in Section 3.3(a) shall be reduced by [**] from and after the time, if any, that Basic Patent Rights expire or are rendered invalid, unenforceable, or not patentable to Sepracor as a result of an executed decision from an administrative or legal action brought by or on behalf of a third party and with no involvement of Lilly, but only for so long as such executed decision shall remain in effect; provided, however, that such royalty shall not be reduced to less than [**] of Net Sales of Product. Additionally, as regards Combination Product not covered by a Valid Claim of Improvement Patent Rights but covered by a Valid Claim of a patent owned or controlled by Lilly which claims, generically or specifically, (i) a non-R-fluoxetine active ingredient of such Combination Product as a composition of matter, (ii) the labeled use of a non-R-fluoxetine active ingredient of such Combination Product, (iii) the Combination Product itself as a composition of matter, or (iv) the labeled use of such Combination Product, the royalty of Section 3.3(a) shall be eliminated from and after the later of (A) the date that Basic Patent Rights expire or are rendered invalid, unenforceable, or not patentable to Sepracor as a result of an executed decision from an administrative or legal action brought by or on behalf of a third party with no involvement of Lilly, and (B) the date of launch in the United States of a third party generic equivalent of Native R-fluoxetine Product not authorized by Lilly.

         The provisions of this Section 3.3 that call for reduction or elimination of royalties when particular Patent Rights are rendered invalid, unenforceable, or not patentable to Sepracor shall be referred to as "patent invalidation royalty reduction provisions".

         For the avoidance of any doubt, the parties expressly agree that royalties payable to Sepracor shall not be reduced or eliminated pursuant to the patent invalidation royalty reduction provisions of this Section 3.3(d) concerning Basic Patent Rights if Basic Patent Rights are rendered invalid, unenforceable, or not patentable to Sepracor in an administrative or legal action (including but not limited to reexamination, reissue, or interference) brought by, on behalf of or at the direction of, or in whole or in part by, Lilly or a Permitted Sublicensee, or involving Lilly or a Permitted Sublicensee as a party provided that Lilly or Permitted Sublicensee is not made a party to such administrative or legal action due to the actions of another party thereto.

         The parties further agree that royalties on a Product that at the time of sale is not, but once was, covered by a Valid Claim of Improvement Patent Rights shall not be reduced or eliminated pursuant to the patent invalidation royalty reduction provisions of this Section 3.3(d) concerning Improvement Patent Rights if such Valid Claim was rendered invalid, unenforceable, or not patentable to Sepracor in an administrative or legal action (including but not limited to reexamination, reissue, or interference) brought by, on behalf of or at the direction of, or in whole or in part by, Lilly or a Permitted Sublicensee, or involving Lilly or a Permitted Sublicense as a party provided that Lilly or Permitted Sublicensee is not made a party to such administrative or legal action due to the actions of another party thereto.

         For the purposes of this Section, a Valid Claim of Improvement Patent Rights shall be deemed to cover a Product if the sale or use of such Product would be within the scope of such Valid Claim in accordance with the established principles of patent claim interpretation in the United States.

         3.4      ROYALTIES, OUTSIDE THE UNITED STATES.

                  (a) ROYALTY RATE. Lilly agrees to pay Sepracor, for the rights granted to Lilly with respect to Product pursuant to Section 2.1 above, a royalty for Product sold outside the United States by or on behalf of Lilly or its Permitted Sublicensees or assigns. Such royalty shall be payable on a country by country basis commencing upon First Commercial Sale in such country by or on behalf of Lilly or its Permitted Sublicensees or assigns. Such royalty shall be, on a country by country basis:

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                  (i) [**] on that fraction of Net Sales of Product in the country in the relevant Calendar Year equal to the fraction of worldwide Net Sales of Product under [**] in that Calendar Year[**]; and

                  (ii) [**]on that fraction of Net Sales of Product in the country in the relevant Calendar Year equal to the fraction of worldwide Net Sales of Product in that Calendar Year between [**]; and

                  (iii) [**]on that fraction of Net Sales of Product in the country in the relevant Calendar Year equal to the fraction of worldwide Net Sales of Product in that Calendar Year in excess of [**].

                  (b) TERM OF ROYALTY OBLIGATIONS. In the event that a Valid Claim of Improvement Patent Rights covering a Product exists in a particular country, the royalty described in Section 3.4(a) shall be payable for Net Sales of such Product in a country until the earlier of the date upon which such Valid Claim expires or is rendered invalid or deemed unpatentable to Sepracor in a judicial or administrative proceeding from which no appeal can be taken or the date upon which a generic equivalent of such Product, approved without authorization of Lilly, is launched.

                  (c) ROYALTY REDUCTION. In the event that, or from and after the date after which, no Valid Claim of Improvement Patent Rights covering a Product exists in a particular country, the royalty described in Section 3.4(a) shall be reduced by [**] in such country (but shall not be reduced to less than [**]) and be payable for Net Sales of such Product in such country until the later of(i) the date which is five (5) years after the date of First Commercial Sale of the first Product in such country, and (ii) the date of expiration of Lilly's regulatory exclusivity in respect of such Product in such country. Additionally, as regards Combination Product not covered by a Valid Claim of Improvement Patent Rights but covered by a Valid Claim of a patent owned or controlled by Lilly, which Valid Claim claims, generically or specifically, (i) a non-R-fluoxetine active ingredient of such Combination Product as a composition of matter, (ii) the labeled use of a non-R-fluoxetine active ingredient of such Combination Product, (iii) the Combination Product itself as a composition of matter, or (iv) the labeled use of such Combination Product, the royalty of Section 3.4(a) shall be eliminated from and after the date of launch in the country in question of a generic equivalent of Native R-fluoxetine Product by a third party not authorized by Lilly.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

         The provisions of this Section 3.4 that call for reduction or elimination of royalties when particular Patent Rights are rendered invalid, unenforceable, or not patentable to Sepracor shall be referred to as "patent invalidation royalty reduction provisions".

         The parties further agree that royalties on a Product that at the time of sale is not, but once was, covered by a Valid Claim of Improvement Patent Rights shall not be reduced or eliminated pursuant to the patent invalidation royalty reduction provisions of this Section 3.4 concerning Improvement Patent Rights if such Valid Claim was rendered invalid, unenforceable, or not patentable to Sepracor in an administrative or legal action (including but not limited to reexamination, reissue, opposition, or interference) brought by, on behalf of or at the direction of, or in whole or in part by, Lilly or a Permitted Sublicensee, or involving Lilly or a Permitted Sublicensee as a party provided that Lilly or Permitted Sublicensee is not made a party to such administrative or legal action due to the actions of another party thereto.

         For the purposes of this Section, a Valid Claim of Improvement Patent Rights shall be deemed to cover a Product if the sale of such Product would be within the scope of such Valid Claim in accordance with the established principles of patent claim interpretation of the jurisdiction where the Valid Claim applies.

         3.5 THIRD PARTY ROYALTIES. In the event that third party patent licenses are required by Lilly or its Permitted Sublicensees in order to make, have made, use or sell a DDS Formulation in any country, Lilly shall be solely responsible for acquiring such licenses at Lilly's sole discretion and Lilly may deduct [**] of any royalty actually paid for a third party license from the earned royalty due Sepracor in any Payment Period for sales of such DDS formulation in such country; provided, however, that Lilly may not deduct more than [**] of the earned royalty due Sepracor for sales of such DDS Formulation in any country in any Payment Period, and further provided, however, that such reduction may be made by Lilly in respect of sales in a country only if there exists no Valid Claim of Basic Patent Rights in such country, there exists no Valid Claim of Improvement Patent Rights covering such DDS Formulation in such country, and only from and after the time of launch in such country of a generic equivalent of native R-fluoxetine Product by a third party not authorized by Lilly.

         3.6 OBLIGATIONS AND LICENSES AFTER ROYALTY TERM EXPIRATION. On a country by country and Product by Product basis, after the royalty term expires under this Article 3 in a country, Lilly shall have no further obligation to pay any royalty in such country on the Net Sales of such Product pursuant to Article 3 hereof, and the licenses granted to Lilly under this Agreement shall become fully paid up non-exclusive licenses as regards such Product in such country.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

         3.7 SAMPLES. No royalties shall accrue on the disposition of Product by Lilly or its Permitted Sublicensees free of charge as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose) or for clinical studies. Such dispositions by Lilly free of charge shall not be included in the determination of Net Sales.

         3.8 ONE ROYALTY PAYMENT. Only one royalty will be due on Net Sales even though the manufacture, use or sale of Product may be covered by more than one of Basic Patent Rights or Improvement Patent Rights in a country as licensed under this Agreement.

         3.9 PAYMENT AND REPORT TIMING. Lilly shall remit royalty payments under this Article 3, in Dollars, within [**] of the end of each Payment Period, beginning with the first Payment Period after First Commercial Sale; provided, however, that if Lilly enters an agreement with a third-party having terms similar to those in this Agreement, wherein the royalty remittance period is less than [**], such shorter remittance period shall be automatically applied to this Agreement. With each payment, Lilly shall deliver to Sepracor a written report describing, for the applicable Payment Period:

                  (a)   the total worldwide Net Sales for Product;

                  (b) the Net Sales for Product on a country by country basis for the top eight countries, and the number and description of each Product sold by or on behalf of Lilly or Permitted Sublicensees or assigns during such Payment Period for each of the top eight countries, and the exchange rate used to convert sales from local currency to Dollars; and

                  (c)   the total royalty due.

         3.10     PAYMENTS TO SEPRACOR.

                  (a) All payments to Sepracor pursuant to this Agreement shall be made by wire transfer, to Fleet Bank of Massachusetts, 75 State Street, Boston, Massachusetts 02109 [**] or such other bank or account as Sepracor may from time to time designate in writing. All such payments shall be made in Dollars.

                  (b) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                  (c) Payments hereunder shall be considered to be made as of the day on which they are received in Sepracor's designated bank account

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Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                  (d) All payments due to Sepracor hereunder but not paid by Lilly on the due date thereof shall bear interest (in Dollars) at the rate which is the lesser of: (i) [**]; and (ii) [**]. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

         3.11     BOOKS AND RECORDS; AUDITS.

                           (a)  Lilly shall keep and maintain, and shall cause
Permitted Sublicensees and assigns to keep and maintain, complete and accurate records and books of account in sufficient detail and form so as to enable amounts payable under Article 3 to be determined. Upon [**] prior written notice from Sepracor, Lilly shall permit an independent certified public accounting firm of nationally recognized standing selected by Sepracor, at Sepracor's expense, to have access during normal business hours to audit pertinent books and records of Lilly, its Permitted Sublicensees and assigns as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The audit shall be limited to pertinent books and records for any year ending not more than [**] prior to the date of such request. Such audit shall be at Sepracor's expense unless the examination should establish that Lilly's payment of such royalties for the period examined were in error by [**] or more of the royalties which should have been paid, in which case Lilly shall be responsible for the reasonable expenses of such audit. An audit under this Section 3.11 shall not occur more than once in any calendar year. Lilly may designate competitively sensitive information, which such auditor may not disclose to Sepracor, provided, however, that such designation shall not encompass the auditor's conclusions, whether the royalty reports are correct or incorrect, or the specific details concerning any discrepancies.

                           (b)   Prompt adjustment shall be made by Lilly or
Sepracor, as appropriate, to compensate the other for any errors or omissions revealed by an audit under this Section 3.11. Information obtained during the course of such an audit shall be kept confidential by Sepracor and its agents, except to the extent necessary to enforce Sepracor's rights hereunder.

                           (c)   REPORTS AND INVOICES CONCLUSIVELY CORRECT.
All reports, invoices and payments not disputed as to correctness by Sepracor within three (3) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

         3.12 NO REDUCTION IN PAYMENTS. No part of any amount payable to Sepracor under this Agreement may be reduced due to any counterclaim, set-off, adjustment or other right which Lilly might have against Sepracor, any other party or otherwise, except for adjustments pursuant to Section 3.11(b), or amounts due from Sepracor to Lilly pursuant to a final judgment entered against Sepracor arising from Sepracor's violation of the terms or conditions of this Agreement.

                                   ARTICLE 4
                              PATENTS & TRADEMARKS

         4.1      FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

                  (a) PROSECUTION BY SEPRACOR. Sepracor agrees to diligently file, prosecute and maintain, all Patent Rights owned in whole or in part by Sepracor and licensed to Lilly under this Agreement. Sepracor shall supply Lilly with a copy of the applications as filed, together with notice of its filing date and serial number. Sepracor shall keep Lilly regularly advised of the status of pending patent applications (including, without limitation, the grant of any Patent Rights), and upon the written request of Lilly shall provide copies of any substantive papers as filed related to the filing, prosecution and maintenance of such patent filings. All information, papers, and other materials provided by Sepracor in accordance with this section shall be subject to the confidentiality provisions of this Agreement.

                  (b) OPTION OF LILLY TO PROSECUTE AND MAINTAIN PATENTS. Sepracor shall give [**] notice to Lilly of any desire to cease prosecution and/or maintenance of a particular Patent Right and, in such case, shall permit Lilly, at its sole discretion, to continue prosecution or maintenance at its own expense. If Lilly elects to continue prosecution or maintenance, Sepracor shall execute such documents and perform such acts, at Lilly's expense, as may be reasonably necessary to effect an assignment of such Patent Rights to Lilly. Any such assignment shall be completed in a timely manner to allow Lilly to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Patent Rights.

         4.2 LILLY AND JOINT INVENTIONS. Any patentable inventions made by Lilly in the course of performing its obligations under this Agreement will be owned by and be the sole responsibility of Lilly. Any patentable inventions made jointly as a result of the parties performing obligations under this Agreement will be jointly owned by the parties, and each party may make, use, offer to sell, or sell the invention without the consent of or accounting to the other party, subject to the provisions of Section 2.1. The parties shall cooperate to cause the filing of one or more patent applications covering any such joint inventions, and counsel selected for preparation, filing, and prosecution of any joint patent application(s) will be mutually acceptable to the respective parties.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

Expenses and costs for filing, prosecuting and maintaining any such joint patent application(s) shall be shared.

         4.3 ENFORCEMENT OF PATENTS. In the event that either Lilly or Sepracor becomes aware of any infringement of any issued patent within the Sepracor Patent Rights, which infringement involves Product, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such third party. Sepracor shall use reasonable efforts to obtain a discontinuance of such infringement, which may include filing suit, against the third party infringer. Sepracor shall bear all expense of any suit brought by it Lilly shall have the right, prior to commencement of the trial, suit or action brought by Sepracor, to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that Lilly has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Lilly. In the event that Lilly has not joined the suit or action, Lilly will reasonably cooperate with Sepracor in preparing and presenting any such suit or action and shall have the right to consult with Sepracor and be represented by its own counsel at Lilly's own expense. Any recovery or damages derived from a suit which Lilly has joined and shared costs shall be used first to reimburse each of Sepracor and Lilly for its documented out-of-pocket legal expenses relating to the suit, with any remaining compensatory damages to be treated as Net Sales and any punitive damages to be shared equally by the parties. Any recovery or damages derived from a suit which Lilly has not joined shall be retained by Sepracor.

         If the third party continues to infringe and Sepracor does not initiate such action within [**] of the date of notice referred to in the immediately preceding paragraph, then Lilly may at its option initiate and control action or bring suit against the third party infringer. Lilly shall bear all the costs and expenses of any such action or suit. Sepracor shall cooperate with Lilly in preparing and presenting such action or suit, provided that Lilly shall reimburse all Sepracor's direct cost and expenses, including direct costs of time spent by Sepracor employees, incurred in providing such cooperation. Any recovery or damages derived from such an action or suit shall be retained by Lilly.

         4.4 CONSENT FOR SETTLEMENT. Neither party shall enter into any settlement or compromise which would in any manner alter, diminish or be in derogation of the other party's rights under this Agreement without the prior written consent of such other party. Any settlement amounts paid by Lilly and as mutually agreed upon by the parties will be deducted from Net Sales.

         4.5 ACTIONS AGAINST THE PARTIES. If any third party brings suits or actions against either party asserting any patent infringement related to Product, both parties will consult with each other to determine the measures of defense.

         4.6 TRADEMARKS. Lilly will own and be responsible for all trademarks related to the marketing of Product and will be responsible for registering, defending and maintaining such trademarks.

         4.7 STUDIES AND INFORMATION IN SUPPORT OF PATENT RIGHTS. Notwithstanding any provision to the contrary in this Agreement, Sepracor shall have the right to use and disclose, in accordance with Section 5.1(a)(iv) or (v) any Sepracor Know-How and Improvements at its sole option and discretion for the limited purpose of filing, prosecuting, and supporting Patent Rights; provided, however, that Sepracor provide prior written notification to Lilly of any such disclosure.

                                   ARTICLE 5
                         INFORMATION AND CONFIDENTIALITY

         5.1      CONFIDENTIAL INFORMATION AND NONDISCLOSURE.

                  (a) CONFIDENTIAL INFORMATION. All information generated and relating to the research, development, registration for approval, marketing or sale of R-fluoxetine or Product as well as the terms of this Agreement is confidential information and will not be communicated by Lilly or Sepracor to any third parties during the term of this Agreement without the express written consent of the nondisclosing party except for information which:

                       (i) is already known to the receiving party as evidenced by their own written records prior to receipt under this Agreement; or

                       (ii) is disclosed to the receiving party by a third party who has the right to make such disclosure; or

                       (iii) is or becomes part of the public domain through no fault of the receiving party; or

                       (iv) is disclosed to any institutional review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials to market R-fluoxetine or Product, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                       (v) world for legitimate commercial or legal purposes, relating to, inter alia, drug registration, marketing, tax filings and patent applications (including but not limited to filing and prosecution thereof) provided the party required to make any such disclosure first notifies the other party allowing for comment prior to disclosure, and further provided that disclosures in connection with tax filings may be made without prior notification to the other party.

         The parties agree to cooper is required to be disclosed to a government agency anywhere in the ate in good faith to provide any information reasonably necessary to any disclosure made pursuant Sections 5.1(a)(iv) and (v).

                  (b)  DISCLOSURE TO AGENTS. Notwithstanding the provisions of
Section 5.1(a) and subject to the other terms of this Agreement, each party shall have the right to disclose confidential information to its Permitted Sublicensees, agents, auditors, investment bankers, or consultants (collectively "Agents") in accordance with this Section 5.1(b). Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement. The term of confidentiality and non-use obligations for such Agents shall be no less than the term of this Agreement. As appropriate, each party shall be jointly and severally liable for any disclosure of the other party's confidential information by Agents.

         5.2 PUBLIC ANNOUNCEMENTS. Neither party will issue any press release, publication, or any other public announcement relating to this Agreement without obtaining the other party's prior written approval, which approval will not be unreasonably withheld. The parties shall issue a joint press release regarding this Agreement, which has been agreed to by Sepracor and Lilly and which is attached hereto as Appendix 5.2. During the term of this Agreement Lilly shall publicly announce, or permit Sepracor to publicly announce, commencement and completion of the major phases of clinical development of Product, including but not limited to Phase II and Phase III clinical trials, NDA submission, NDA filing, approvable and approval letters, and launch; provided, however, that the parties shall cooperate in good faith to prepare mutually acceptable announcements prior to release. The parties further agree to use reasonable efforts to keep terms of this Agreement confidential including with respect to public filings to the extent that confidential treatment may be available through regulatory authorities. Lilly will have the right to redact, to the extent permitted by law, the copy of the Agreement provided to the SEC; provided, however, that Lilly shall provide Sepracor with its proposed redacted copy of the Agreement within [**] of the Effective Date. Notwithstanding any of the foregoing, each party may use the substance of previously approved public announcements and the substance of other public announcements of the other party without prior notice.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                                    ARTICLE 6
                                     NOTICES

         Any notices, report or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given, if received in person or received by facsimile transmission, followed by courier or mailed by registered mail, return receipt requested, and addressed to the party to whom notice is given and received as follows:

               If to Lilly:           Eli Lilly and Company
                                      Lilly Corporate Center
                                      Indianapolis, IN 46285
                                      Attn: V.P., General Counsel

               If to Sepracor:        Sepracor Inc.
                                      111 Locke Drive
                                      Marlborough, MA 01782
                                      Attn: General Manager, Pharmaceuticals

                                   ARTICLE 7
                              TERM AND TERMINATION

         7.1 TERM. This Agreement will start on the Effective Date and remain in effect as follows:

                  (a) until the later of the expiration of Patent Rights (including extensions thereof) and the terms during which royalties are payable pursuant to Article 3; or

                  (b)   until terminated under Section 7.2 or 7.3.

         Upon termination under Section 7.1(a) above, Lilly will have a paid-up, royalty-free, non-exclusive license to use, sell, make or have made Product under Sepracor Know-How.

         7.2      TERMINATION.

                  (a) If either party commits a material breach of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice of termination to the breaching party in sufficient detail to ascertain and respond to the alleged breach. Termination shall take effect [**] after receipt of such notice unless the breach is corrected within the same time period, except as otherwise provided in Section 7.2(c).

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                  (b) If Sepracor terminates because of a material breach by Lilly which is not cured within [**] after written notification of breach, then the following shall apply: All rights and licenses granted by Sepracor to Lilly hereunder shall immediately be revoked and reconveyed to Sepracor, and Lilly shall have no right to any continued use of Licensed Technology. Lilly, upon request of Sepracor and free of charge, shall execute any document reasonably necessary to return to Sepracor or any person or organization designated by Sepracor, the Licensed Technology including documents submitted to any governmental regulatory agency for purposes of seeking marketing authorization for Product, or making, using or selling Product. Moreover, all written Sepracor Know-How and written Proprietary Information communicated to Lilly shall be reconveyed to Sepracor. Lilly shall, to the extent permitted under the same terms and conditions as Lilly is licensed, grant Sepracor a sublicense to make, have made, use, or sell Product under any third party patents covering manufacture, use, or sale of R-fluoxetine that Lilly may be licensed under. Lilly shall grant to Sepracor a royalty free, exclusive license to make, have made, use, or sell Product under any patents that may be owned by Lilly covering manufacture, use, or sale of R-fluoxetine. Lilly shall transfer and grant to Sepracor a royalty free, exclusive license to all R-fluoxetine information, including but not limited to, results, data, and reports containing the same, generated or otherwise possessed by Lilly and created prior to termination of this Agreement, including also the right to read and reference all Native R-fluoxetine Regulatory Applications. Any studies in progress pursuant to the Development Plan shall be transferred to Sepracor in a manner that allows such studies to continue uninterrupted to the extent reasonable and practical. In the event that Lilly does not have a toxicology package satisfactory to the U.S. FDA for approval of Native R-fluoxetine, to transfer to Sepracor, and Lilly does not have in progress the toxicology studies necessary for a such toxicology package, then Lilly shall grant Sepracor the right to reference the preclinical toxicology section of Lilly's NDA for fluoxetine only for the purpose of regulatory bridging. Lilly shall not be liable to Sepracor for any reason whatsoever as a consequence of Sepracor's utilizing any information or documents (one copy of which shall be retained by Lilly for legal purposes only) conveyed as provided in this paragraph. For avoidance of doubt, Sepracor shall not have access to fluoxetine regulatory files, information or data belonging to Lilly except as otherwise provided above.

                  (c) The provisions of Sections 7.2(a) and 7.2(b) above notwithstanding, if Lilly fails to substantially adhere to the timeline set forth in the Development Plan in accordance with Section 2.4(a) and sound scientific judgment and commercial reasonableness, then Sepracor shall have the right to give Lilly written notice thereof stating in reasonable detail the particular diligence failure(s). Lilly shall have a period of [**] from the receipt of such notice to meet with Sepracor to discuss the activities that are being pursued to address the failure of diligence. In any event, Lilly shall initiate a program to address the failure of diligence within [**]
 from Lilly's receipt of such notice,

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

and the period for Lilly to cure the lack of diligence shall not be longer than [**] from Lilly's receipt of such notice. If Lilly is determined to have failed to meet the diligence obligations of this Agreement, or to have unreasonably adjusted the timeline for Development of Product, Sepracor shall have the right to terminate this Agreement. At Sepracor's election, the provisions of Section 7.2(b) above shall apply.

                  (d) If Lilly terminates because of a material breach by Sepracor which is not cured within [**] after written notification of breach, then Sepracor, upon request of Lilly and free of charge, shall execute any document reasonably necessary to transfer to Lilly or any person or organization designated by Lilly, the necessary rights in Licensed Technology concerning and related to Product including documents submitted to any governmental regulatory agency for purposes of making, using or selling Product, and Lilly shall have the exclusive, royalty free, worldwide right to use such Licensed Technology as Lilly deems appropriate to make, use and sell Products. Sepracor, upon request of Lilly and free of charge, shall execute any document necessary to return to Lilly or any person or organization designated by Lilly, the Licensed Technology and rights thereto including documents submitted to any governmental regulatory agency for purposes of supporting Product. Moreover, all written Lilly know-how and written Proprietary Information communicated to Sepracor shall be promptly returned to Lilly. Sepracor shall not be liable to Lilly for any reason whatsoever as a consequence of Lilly's utilizing any information, documents (one copy of which may be retained by Sepracor for legal purposes only) Patent Rights or Sepracor Know-How as provided in this paragraph.

                  (e) Lilly may terminate this Agreement it, in its sole discretion, it determines to not develop, register or have developed or registered Product by giving Sepracor [**] written notice. In the event of such a termination, the provisions of Section 7.2(b) above shall apply. Lilly shall not be liable to Sepracor for any reason whatsoever as a consequence of Sepracor's utilization of any information, documents (one copy of which shall be retained for legal purposes only) or Sepracor Know-How returned to Sepracor under this paragraph.

         The right of either party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of or failure to take action with respect to any previous default. Any such termination shall be without prejudice to any further rights and remedies vested in the parties. The license rights granted herein shall survive the bankruptcy or reorganization of either party.

                  (f) Termination of this Agreement for any reason, except as under Section 7.2, shall be without prejudice to:

                  (i) the rights and obligations hereunder that survive termination, such as Article 5;

                  (ii) any other remedies which either party may then or thereafter have hereunder; and

                  (iii) either party's obligation to make any payments due pursuant to this Agreement which accrue prior to termination, and at the time of termination, all such payments due shall be made in full.

         7.3 LIQUIDATION. If one of the parties shall go into liquidation, other than for the purpose of a bona fide reorganization, or a receiver or trustee be appointed for its property or estate, or if such party shall make an assignment for the benefit of its creditors, and whether or not any of the aforesaid acts be the outcome of a voluntary act of that party, the other party shall be entitled to terminate this Agreement forthwith by written notice to the first party.

                                   ARTICLE 8
                                  FORCE MAJEURE

         Neither of the undersigned parties shall be liable for failure to perform its obligations under this Agreement when occasioned by contingencies beyond its control, such as strikes or other work stoppages, lock-outs, riots, wars, delay of third-party carriers, acts of God, such as fire, floods, storms, and earthquakes. Each party will notify the other immediately should any such contingency occur.

                                   ARTICLE 9
                     REPRESENTATIONS & WARRANTIES, COVENANTS

         9.1      Each Party represents and warrants that:

                  (i) it is a corporation or entity duly organized and validly existing under the law of the state of its incorporation;

                  (ii) it has the full authority to enter into and perform all of the duties and obligations contemplated under this Agreement;

                  (iii) the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action, subject only to approval of its board of directors; and

                  (iv) to the best of its knowledge there are no third party patents or pending patent applications which if issued would preclude the use or sale of R-fluoxetine or Product.

         9.2 Sepracor represents and warrants that, except as provided in Appendix 9.2, it is the sole and exclusive owner or is exclusively licensed and controls Patent Rights and Sepracor Know-How, and that such rights are not the subject of any encumbrance, lien or claim of ownership by any third party. Sepracor warrants and represents that it has no trade name, trademark or trademark related material, such as USAN registrations, related to R-fluoxetine.

         9.3 Sepracor represents and warrants that it has no knowledge of written third party opinions that Patent Rights are invalid or unenforceable and that there are no proceedings instituted, threatened or pending in any court of law or patent office which challenge Patent Rights, validity or enforceability as applicable thereto. Further, Sepracor knows of no claims, judgments or settlements against or amounts with respect thereto owed by Sepracor or pending or threatened claims or litigation against Sepracor relating to Product or Sepracor Know-How.

         9.4 Sepracor covenants that at no time during the term of this Agreement shall Sepracor assign, transfer, encumber or grant rights in or with respect to Patent Rights or Sepracor Know-How inconsistent with the grants and other rights reserved to Lilly under this Agreement, provided, however, this covenant shall not affect the absolute right of Sepracor to transfer title to its exclusively owned Patent Rights or Sepracor Know-How to any successor to all or substantially all of that portion of Sepracor's business.

         9.5 Sepracor represents and warrants to the best of its knowledge that data summaries provided in writing to Lilly by Sepracor prior to the Effective Date relating to pre-clinical and clinical studies of the Product accurately represent the raw data underlying such summaries; and it has provided to Lilly a summary of all material adverse events known to it relating to the Product. Further, Sepracor has no knowledge of any scientific facts or circumstances that would negate the intended commercial utility of R-fluoxetine or Product.

         9.6 Sepracor represents and warrants that there are no marks or trademarks proposed, filed or registered by Sepracor in connection with the Product and that Sepracor will not seek to file or register any trademark or mark in connection with Product.

         9.7 Lilly covenants that at no time during the term of this Agreement shall Lilly assign, transfer, encumber or grant rights in or with respect to Product inconsistent with the grants and other rights reserved to Sepracor under this Agreement, provided, however, this covenant shall not affect the absolute right of Lilly to transfer title to its exclusive licensed rights under this Agreement to any successor to all or substantially all of that portion of Lilly's business.

              Confidential Materials omitted and filed separately
                 with the Securities and Exchange Commission.
                             Asterisks denote omissions.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 LILLY. Lilly will indemnify (subject to Section 10.3), defend and hold Sepracor harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses based on or arising out of this Agreement (including but not limited to claims of patent infringement), resulting from Lilly's performance under this Agreement including, the development, manufacture, packaging, use or sale of Products, or use of Sepracor Know-How or Products by Lilly, its Permitted Sublicensees or its (or their) customers or any representation made or warranty given by Lilly or its Permitted Sublicensees with respect to Products.

         10.2 SEPRACOR. Sepracor will indemnify (subject to Section 10.3), defend and hold Lilly harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses based on or arising out of this Agreement, resulting from Sepracor's activities under this Agreement and activities related to the research and development, manufacture, packaging, use or sale of Products by Sepracor, or use of Sepracor Know-How or Products by Sepracor, its other licensees or its (or their) customers or any representation made or warranty given by Sepracor or its other licensees with respect to Products.

         10.3 CONDITIONS OF INDEMNIFICATION. If either party proposes to seek indemnification from the other under Sections 10.1 or 10.2, it shall notify the other party within [**] of receipt of notice of any such claim or suits and shall cooperate fully with the other party in the defense of all such claims or suits. Failure of an indemnified party to provide notice of a claim to the indemnifying party shall affect the indemnified party's right to indemnification only to the extent that such failure has a material adverse effect on the indemnifying party's ability to defend or the nature or the amount of the liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense. No settlement or compromise shall be binding on a party hereto without its prior written consent and no party shall be responsible for damages resulting from the negligence of the other party.

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 MODIFICATIONS. This Agreement supersedes all previous agreements whether written or oral between the parties. No modifications or amendment of this Agreement shall be of any force or effect unless it is in writing signed by the parties to be bound thereby.

         11.2 ASSIGNMENTS AND CHANGE OF CONTROL. This Agreement shall be bindings upon the inure to the benefit of the parties hereto and their respective successors and assigns and provided that neither party shall assign this Agreement or any of its rights, privileges or obligations without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that in the event of a Change of Control, written notification will be required but not consent. Notwithstanding the two immediately preceding sentences, in the event of a Change of Control of Sepracor, [**] (I) [**] Sepracor's right to copromote pursuant to Section 2.4(b) hereof (or any subsequent compromotion agreement) [**] to the party [**], or
(ii) [**] the right to copromote [**] the party [**]of all Net Sales of those Products to which Sepracor's copromotion right may apply, such [**] until the right to copromote would, if exercised, expire by its terms.

         11.3 HEADINGS. All titles, headings and captions in the Agreement are for convenience only, do not constitute part of this Agreement, and shall not be of any meaning or substance or employed in interpreting this Agreement.

         11.4 INVALIDITY. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced except to the extent that it is not in violation of such law and all other provisions and requirements of this Agreement shall remain in full force and effect. The parties shall replace such invalidated or unenforceable provision or requirement by valid and enforceable provision or requirement which will achieve, to the extent possible, the economic, business and other purposes of the replaced provision.

         11.5 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, applicable to agreements made and to be fully performed therein, without giving effect to its principles of conflicts of laws.

         11.6 WAIVER. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

         11.7 NO OTHER RELATIONSHIP. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

         11.8 ENTIRE UNDERSTANDING. This embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. In the event of any inconsistencies or conflicts between the terms of this Agreement and any exhibit or appendix referred to herein, the terms of this Agreement shall govern.

         11.9 RESPONSIBILITY FOR TAXES. Lilly shall be responsible for payment of taxes arising out of or related to Product sales made by Lilly and for submission of proper documentation with respect thereto to the tax authorities. Lilly shall indemnify and hold Sepracor harmless from and against any and all claims and losses (including but not limited to attorney fees) arising out of Lilly's failure or delay in paying such taxes or submitting such documentation.

         11.10 COMPLIANCE WITH LAWS. Each party covenants and agrees that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations.

         11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

         11.12 EXHIBITS AND APPENDICES. All exhibits and appendices referred to in this Agreement are attached hereto and incorporated herein by this reference.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal and entered into by their duly authorized representatives.

SEPRACOR INC.                                 ELI LILLY AND COMPANY


By: /s/ Timothy J.  Barberich                 By: /s/ August M.  Watanabe
    ----------------------------              ----------------------------
    Timothy J. Barberich                          August M. Watanabe, M.D.
    President and Chief                           Executive V.P.,
     Executive Officer                             Science & Technology

Date: December 4, 1998                        Date: December 4, 1998

                                  APPENDIX 1.2

                               Basic Patent Rights

                   U.S. Patents                 Expires


                   5,708,035                    January 13, 2015

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                                 APPENDIX 1.13

                            Improvement Patent Rights

                   U.S. Patents                 Expires

                   5,648,396                    July 15, 2014

                   Patent Applications          Docket No.

                   [**]                         [**]

                                 APPENDIX 2.4(a)

                   R-Fluoxetine Development Plan and Time Line

                                 (See Attached)

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

                                 APPENDIX 2.4(a)

                          R-FLUOXETINE DEVELOPMENT PLAN

KEY PLAN ASSUMPTIONS:

-- A [**] will be acceptable in registering the Product in the US and other key OUS markets, which [**] to initiate the [**] as set forth in this Development Plan and to [**] as required by the FDA

--       [**] in the development of the [**]

-- The critical success factors for R-fluoxetine are [**] (described by [**]);

                   (1) Demonstrated [**]
                   (2) competitive [**] due to [**]

--       Several market [**] will be necessary to [**] in the [**] market

DEVELOPMENT PLAN ACTIVITIES

Sepracor has run a single dose human safety study, and plans to complete the Phase I development with a multi-dose human safety study beginning early in 1999. In addition, Lilly is preparing protocols for [**] and additional [**] to better understand the [**]. These studies are scheduled to start in early 1999.

Lilly anticipates that it will [**]the above planned or ongoing Phase I studies to [**], [**]. Subject to FDA approval, Lilly believes that adequate safety support and clinical rationale already exist based on extensive clinical and research experience with Prozac. This dose require that [**] in these Phase II studies to [**]that can be supported based on experience with Prozac (pre-clinical and clinical testing along with experience in clinical practice). Lilly plans to start these Phase II efficacy studies (designed to demonstrate [**]) in Q1 1999. The studies, as currently designed, will require [**] to complete, including all study reports (based on current best estimates of site number, enrollment rates, required patient

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

numbers, etc.). However, Lilly expect to be able to evaluate study results [**] post-study start (described by Lilly as "Product Decision"), which is planned to occur [**]. If the results of these Phase II efficacy studies are positive, Lilly would plan to [**].

         The exact design of this [**] will be determined between now and year-end 1999. The selection of [**] will be driven by 1) the information collected about [**] studies, 2) the ongoing and planned [**], and 3) the need to have data [**] in the market. However, based on the [**] data that is currently available [**], Lilly anticipates that the [**] studies such as:

--       [**]

--       [**]

--       [**]

--       [**] studies

--       [**] studies

--       [**] comparisons

It is anticipated that many of these studies would be [**] in the [**] with other [**], others would be [**]concurrent with [**] market support [**] studies [**] of the Product. Lilly expects to complete the [**]studies to be included [**] in the [**]. Much of the [**] would have been [**], thus allowing Lilly [**] and [**]. Assuming a [**] minimal difficulties in finalizing the label and completing [**], Lilly would anticipate [**].

Although no currently shown as [**]this development plan, there are [**]indicated. Once the results of the above listed [**] and the [**], it may be determined that [**] for the [**] that are [**]) may be needed to [**]. These studies, if warranted, might be started [**] as part of a contingency plan. If these [**] studies are required as part of the[**] in the [**] in this development plan [**] are anticipated. This assumption is based on Sepracor's experience with the [**] approved [**]and on the current guidance document published by the FDA on this same topic. The [**] package that is planned for submission includes: [**]. Of these, the [**] studies have already been completed by Sepracor, and the [**] studies are underway at Sepracor and will be completed [**]. Any remaining [**] studies required for the [**] will be [**]. In addition, [**] the longer term [**] that would be needed [**]. These longer term [**] will be continued until [**].

Confidential Materials omitted and filed separately with the Securities and
                               Exchange Commission.
                           Asterisks denote omissions.

The expected effort needed to [**] is accommodated by this project timeline. Plans are to first [**] for use in early clinical development. While this Product form is being supplied [**] will be considered as a [**] form. Approximately [**] to our anticipated earliest submission date [**]and Product [**]. Concurrent with the [**](in the event that [**]and [**] will occur.

A timeline for the major activities that are included as part of this summary development plan is attached to this appendix (Attachment 1)

                                  APPENDIX 5.2

                               Joint Press Release

                                 (See Attached)

                    (317) 276-5795 - James P. Kappel (Lilly)

                 (508) 481-6700 - David P. Southwell (Sepracor)

            Lilly and Sepracor Announce Agreement on Next-Generation

                                 Antidepressant

         Eli Lilly and Company (NYSE: LLY) and Sepracor Inc. (Nasdaq: SEPR), announced today that they have entered into a license agreement that will enable Lilly to exclusively develop and globally commercialize R-fluoxetine. R-fluoxetine, a new chemical entity patented by Sepracor, is a modified form of an active ingredient found in Prozac. Prozac was the first selective serotonin reuptake inhibitor (SSRI) to enter the U.S. market more than 10 years ago. It is the world's most widely prescribed brand-name antidepressant, having been prescribed to more than 35 million people in more than 100 countries with worldwide sales of approximately $2.6 billion in 1997. R-fluoxetine is currently in Phase I clinical development in the United States.

         "R-fluoxetine is an exciting molecule with a good chance of becoming an important new advance in treating depression. Despite recent advances in diagnosing and treating clinical depression, this illness remains a vastly underdiagnosed and therefore undertreated disease affecting more than 18 million adults in the U.S. alone," said Sidney Taurel, Lilly president and chief executive officer. "This licensing agreement with Sepracor, coupled with our internal progress in developing new antidepressants, will enable Lilly to introduce new and advanced treatments for this debilitating illness and to build upon our leadership position in neuroscience products."

         R-fluoxetine has been shown in preclinical studies to have the potential to offer greater flexibility in treating depression compared to currently marketed antidepressants. In addition, preclinical data suggest that R-fluoxetine has the potential to provide treatment benefits in a broader range of patients and for a broader range of indications than most currently available antidepressants, including

         Prozac. Based on current regulatory guidelines, Lilly hopes to complete the clinical studies needed to thoroughly evaluate R-fluoxetine by 2001 with regulatory submissions taking place at that time.

         Under the terms of the agreement, Sepracor will receive an up-front milestone payment and license fee of $20 million. The company will also receive up to $70 million in additional milestone payments, based on the progression of R-fluoxetine through development. In addition, Sepracor will receive royalties on R-fluoxetine worldwide sales beginning at product launch. In exchange, Lilly will receive exclusive, worldwide rights to R-fluoxetine for all indications and uses. Lilly will be responsible for all subsequent development work on R-fluoxetine, regulatory submissions, product manufacturing, marketing and sales.

         "R-fluoxetine represents another significant opportunity to provide important therapeutic advances through the development of single-isomer and metabolite versions of existing pharmaceutical products," said Timothy J. Barberich, Sepracor's president and chief executive officer.

         "We believe Sepracor has undertaken some very insightful research toward the development of a single-isomer version of fluoxetine that may have significant clinical and commercial potential," said August M. Watanabe, M.D., Lilly executive vice president, science and technology. "Our success in developing and marketing Prozac, as well as our overall approach to discovering novel antidepressants, uniquely qualifies us to take the development of R-fluoxetine forward."

         Sepracor's patent portfolio for R-fluoxetine includes a U.S. method-of-use patent covering R-fluoxetine as an antidepressant that expires in 2015 and several other patent filings, covering methods of treatment, unique formulations and manufacturing processes.

         Sepracor is a speciality pharmaceutical company that develops and commercializes potentially improved versions of widely prescribed drugs. Referred to as improved chemical entities (ICE), Sepracor's ICE pharmaceuticals are being developed as proprietary, single-isomer or active-metabolite versions of leading drugs. ICE pharmaceuticals are designed to offer meaningful improvements in patient outcomes through reduced side effects, increased therapeutic efficiency, improved dosage forms and, in some cases, the opportunity for additional indications.

         Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Ind., that is dedicated to creating and delivering innovative pharmaceutical-based health care solutions that enable people to live longer, healthier and more active lives.

         This release contains forward-looking statements that reflect management's current views of the scientific and commercial potential of the R-fluoxetine molecule. The information is based on management's current expectations but actual results may differ materially due to various factors. As a product in the earliest stages of clinical development, its success is subject to a number of risks and uncertainties, including the successful outcome of clinical trials; the timely receipt of regulatory approvals; the clinical profile and pricing of competitive products; market conditions; and those outlined in Lilly and Sepracor filings with the SEC.

                                    #   #   #

                                  APPENDIX 9.2

         Exclusive License Agreement by and between Sepracor Inc. and McLean Hospital Corporation which was previously provided to Lilly.